As filed with the Securities and Exchange Commission on October 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Olaplex Holdings, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-1242679
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Address Not Applicable1

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Penelope Holdings Corp. 2020 Omnibus Equity Incentive Plan

Olaplex Holdings, Inc. 2021 Equity Incentive Plan

(Full title of the plan)

JuE Wong

President and Chief Executive Officer

Olaplex Holdings, Inc.

1187 Coast Village Rd, Suit 1-520

Santa Barbara, CA 93108

(301) 691-0776

(Name, address, including zip code, and telephone number, including area code, of agent for service)

with copies to:

Craig Marcus, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Penelope Holdings Corp. 2020 Omnibus Equity Incentive Plan – Common Stock, $0.001 par value	46,923,300(2)	$1.06(3)	$49,738,698(3)	$4,611
Olaplex Holdings, Inc. 2021 Equity Incentive Plan – Common Stock, $0.001 par value	45,368,725(4)	$23.49(5)	$1,065,711,351(5)	$98,792
TOTALS	92,292,025		$1,115,450,049	$103,403

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminable number of additional shares of the registrant’s common stock, par value $0.001 per share (“Common Stock”), which may become issuable pursuant to terms designed to prevent dilution resulting from stock splits, stock dividends or similar events.

(2)

Represents shares of Common Stock issuable upon exercise or settlement of awards previously granted under the Penelope Holdings Corp. 2020 Omnibus Equity Incentive Plan (the “2020 Plan”) that are outstanding as of the date of this Registration Statement. To the extent that shares of Common Stock issuable upon the exercise or settlement of such awards expire or become unexercisable without the delivery of shares, are forfeited to, or repurchased for cash by, the registrant, are settled in cash, or otherwise become available again for grant under the terms of the 2020 Plan, in each case, in accordance with the terms of the 2020 Plan and on or after the date of this Registration Statement, such shares of Common Stock will be available for issuance under the Olaplex Holdings, Inc. 2021 Equity Incentive Plan (the “2021 Plan”).

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended. For the shares of Common Stock reserved for issuance upon the exercise of outstanding awards granted under the 2020 Plan, the Proposed Maximum Offering Price Per Share is $1.06 per share, which is the weighted average exercise price (rounded to the nearest cent) of the outstanding awards under the 2020 Plan.

(4)

Represents shares of Common Stock reserved for issuance under the 2021 Plan (inclusive of shares subject to awards granted under the 2021 Plan prior to the date hereof). The 2021 Plan includes an “evergreen” provision, which provides that on each January 1st from January 1, 2022 through January 1, 2031, the number of shares of Common Stock available for issuance under the 2021 Plan will automatically increase annually in an amount equal to the lesser of 3% of the number of shares of Common Stock outstanding and the number of shares of Common Stock determined by the registrant’s board of directors on or prior to such date for such year.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) based on the average of the high and low prices of the registrant’s Common Stock as reported by the Nasdaq Global Select Market on October 1, 2021 to be $24.14 and $22.84, respectively.

[1]	Olaplex Holdings, Inc. is a fully remote company. Accordingly, it does not maintain a principal executive office.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. Such information is not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such information has been or will be delivered to participants in the plan covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Olaplex Holdings, Inc. (the “Registrant”) with the Commission are incorporated herein by reference:

(1)

The Registrant’s Prospectus dated September 29, 2021 and filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Registrant’s Registration Statement on Form S-1 as amended (Registration No. 333-259116); and

(2)

The description of the Registrant’s Common Stock, $0.001 par value per share, contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 30, 2021, and any other amendments or reports filed for the purpose of updating such description (File No. 001-40860).

All reports and other documents filed by the Registrant after the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, in which such person is made a party by reason of the fact that the person is or was a director, officer, employee or agent of the corporation (other than an action by or in the right of the corporation—a “derivative action”), if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

Our restated certificate of incorporation provides that no director shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation on liability is not permitted under the DGCL, as now in effect or as amended. Currently, Section 102(b)(7) of the DGCL requires that liability be imposed for the following:

•	any breach of the director’s duty of loyalty to our company or our stockholders;

•	any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and

•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and amended and restated bylaws provide that, to the fullest extent authorized or permitted by the DGCL, as now in effect or as amended, we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person, or a person of whom he or she is the legal representative, is or was our director or officer, or by reason of the fact that our director or officer is or was serving, at our request, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans. We will indemnify such persons against expenses, liabilities, and loss (including attorneys’ fees), judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, penalties and amounts paid in settlement actually and reasonably incurred in connection with such action.

We have entered into indemnification agreements with our directors and officers. These agreements provide broader indemnity rights than those provided under the DGCL and our restated certificate of incorporation. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against us or our directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by us, and we would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to our benefit but would be offset by our obligations to the director or officer under the indemnification agreement.

We have obtained policies that insure our directors and officers and those of our subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under these policies, the insurer, on our behalf, may also pay amounts for which we have granted indemnification to the directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1	Form of Restated Certificate of Incorporation of Olaplex Holdings, Inc. (previously filed as Exhibit 3.1 to the Registration Statement on Form S-1 (File No. 333-259116) and incorporated herein by reference).

4.2	Form of Amended and Restated Bylaws of Olaplex Holdings, Inc. (previously filed as Exhibit 3.2 to the Registration Statement on Form S-1 (File No. 333-259116) and incorporated herein by reference).

4.3	Form of Common Stock Certificate (previously filed as Exhibit 4.1 to the Registration Statement on Form S-1 (File No. 333-259116) and incorporated herein by reference).

4.4	Penelope Holdings Corp. 2020 Omnibus Equity Incentive Plan (previously filed as Exhibit 10.6 to the Registration Statement on Form S-1 (File No. 333-259116) and incorporated herein by reference).

4.5	Olaplex Holdings, Inc. 2021 Equity Incentive Plan (previously filed as Exhibit 10.15 to the Registration Statement on Form S-1 (File No. 333-259116) and incorporated herein by reference).

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to Penelope Holdings Corp. and Subsidiaries.

23.2	Consent of Deloitte & Touche LLP, independent registered public accounting firm, as to Olaplex Holdings, Inc.

23.3	Consent of Ropes & Gray LLP (included in Exhibit 5.1).

24.1	Powers of Attorney (included in the signature pages to this Registration Statement).

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Santa Barbara, State of California, on the 4th day of October, 2021.

Olaplex Holdings, Inc.

By:	/s/ JuE Wong
JuE Wong

President and Chief Executive Officer

Power of Attorney

Each individual whose signature appears below constitutes and appoints JuE Wong and Eric Tiziani, and each of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and power of attorney has been signed by the following persons in the capacities indicated on October 4, 2021.

Signature	Title

/s/ JuE Wong
JuE Wong	President and Chief Executive Officer and Director (Principal Executive Officer)

/s/ Eric Tiziani
Eric Tiziani	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Tiffany Walden
Tiffany Walden	Chief Operating Officer, Chief Legal Officer, Secretary and Director

/s/ Christine Dagousset
Christine Dagousset	Chair of the Board of Directors

/s/ Tricia Glynn
Tricia Glynn	Lead Director

/s/ Deirdre Findlay
Deirdre Findlay	Director

/s/ Janet Gurwitch
Janet Gurwitch	Director

/s/ Martha Morfitt
Martha Morfitt	Director

/s/ David Mussafer
David Mussafer	Director

/s/ Emily White
Emily White	Director

/s/ Michael White
Michael White	Director

/s/ Paula Zusi
Paula Zusi	Director